Exhibit 10.8

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of August 5, 2021 by and between Hengguang Holding Co., Limited, a company formed and existing under the laws of the Cayman Islands (the “Company”), and Yao-te Wang, an individual (the “Executive”). The term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its direct or indirect parent companies, subsidiaries, affiliates, or subsidiaries or affiliates of its parent companies (collectively, the “Group”).

RECITALS

The Company desires to employ the Executive and to assure itself of the services of the Executive during the term of Employment (as defined below).

The Executive desires to be employed by the Company during the term of Employment and upon the terms and conditions of this Agreement.

AGREEMENT

The parties hereto agree as follows:

1.	POSITION

The Executive hereby accepts a position as the Chief Financial Officer of the Company (the “Employment”).

2.	TERM

Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be three years (the “Terms”), commencing on the date (the “Effective Date”) when the Company consummates its contemplated initial public offering (the “IPO”) of its capital shares on a U.S. national stock exchange, unless terminated earlier pursuant to the terms of this Agreement. Upon expiration of the Term, the Employment shall be automatically extended for successive one-year terms unless either party gives the other party hereto a 30 days prior written notice to terminate the Employment prior to the expiration of the Term or unless terminated earlier pursuant to the terms of this Agreement.

3.	Reserved

4.	DUTIES AND RESPONSIBILITIES

The Executive’s duties at the Company will include all duties customary for a chief financial officer of a company of similar size and industry and jobs assigned by the Company’s Board of Directors (the “Board”) and the Company’s Chief Executive Officer, including without limitation the supervision of the preparation of the Company’s financial statements and assistance to the auditing process of the Company’s financial statements and communication with the Company’s future audit committee.

The Executive shall devote all of his working time, attention and skills to the performance of his duties at the Company and shall faithfully and diligently serve the Company in accordance with this Agreement, the Memorandum and Articles of Association of the Company, as amended from time to time (the “Articles of Association”), and the guidelines, policies and procedures of the Company approved from time to time by the Board.

5.	NO BREACH OF CONTRACT

The Executive shall use his best efforts to perform his duties hereunder. The Executive shall not, without prior consent of the Board, become an employee of any entity other than the Company and any subsidiary or affiliate of the Company, and shall not be concerned or interested in any business or entity that directly or indirectly competes with the Group (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Executive from holding shares or other securities of any Competitor that is listed on any securities exchange or recognized securities market anywhere, provided, however, that the Executive shall notify the Company in writing prior to his obtaining a proposed interest in such shares or securities of more than $250,000 in value at the time of acquisition in a timely manner and with such details and particulars as the Company may reasonably require. The Company shall have the right to require the Executive to resign from any board or similar body which he may then serve if the Board reasonably determines in writing that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its subsidiaries or affiliates.

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound, except for agreements that are required to be entered into by and between the Executive and any member of the Group pursuant to applicable law of the jurisdiction where the Executive is based, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the Group, as the case may be.

6.	LOCATION

The Executive shall perform his duties at the Company’s principal business office, the city of Shanghai, China, or such other location as may be approved and requested by the Board, until both parties hereto agree to change otherwise. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company.

7.	COMPENSATION AND BENEFITS

(a)	Compensation. The Executive’s cash compensation (inclusive of the statutory welfare reserves that the Company is required to set aside for the Executive under applicable law) shall be provided by the Company in a separate schedule A attached herein (“Schedule A”) or as specified in a separate agreement between the executive and the company’s designated subsidiary or affiliated entity, subject to annual review and adjustment by the Board or the compensation committee of the Board. The cash compensation may be paid by the Company, a subsidiary or affiliated entity or a combination thereof, as designated by the Company from time to time.

(b)	Equity Incentives. In addition to his base salary, the Executive is eligible for participation in the Company’s performance stock bonus (the “Plan”) if adopted by the Board and approved by the shareholders of the Company and Executive’s annual stock bonus (“Stock Bonus”) is subject to the cap of his annual salary as set forth in Section 7(a). The shares of Stock Bonus to be granted to Executive shall be administered and issued pursuant to the terms and conditions of the Plan.

(c)	Benefits. The Executive is eligible for participation in any standard employee benefit plan of the Company that currently exists or may be adopted by the Company in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday benefits.

8.	TERMINATION OF THE AGREEMENT

(a)	By the Company. The Company may terminate the Employment for cause, at any time, without notice or remuneration, if the Executive presents (i) the repeated and demonstrated material failure of the Executive to substantially carry out the reasonable instructions of the Board, provided such instructions reasonably relate to and are not inconsistent with Executive’s management position and standing, which such conduct is not cured within fifteen days after receipt of written notice thereof by Executive from the Company; (ii) the material breach by Executive of any of the terms or provisions of this Agreement or any other agreement between Executive, on one hand, and the Company, on the other hand, on the part of Executive to be observed or performed, which failure or breach is not cured within ten (10) days after receipt of written notice thereof by the Executive from the Company, (iii) Executive’s knowing and willful neglect or refusal for any reason to attend to the Executive’s material duties and responsibilities under this Agreement which such conduct is not cured within fifteen days after receipt of written notice thereof by Executive from the Company; (iv) any criminal liability of the Company which was substantially caused by the conduct of the Executive; (v) the Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction of an act of fraud, embezzlement or willful breach of fiduciary duty to the Company, or any crime constituting a felony.

(b)	By the Executive. The Executive may terminate the Employment at any time without prior written notice to the Company for good reason (“Good Reason”), which include the occurrence of any of the following events without the Executive’s consent: (i) a material and continuing diminution in the Executive’s authority, duties or responsibilities under this Agreement relative to his authority, duties or responsibilities in effect immediately prior to such reduction; (ii) a material diminution by the Company of the Executive’s base salary as initially set forth herein or as the same may be increased from time to time; or (iii) any other action or inaction that constitutes a material breach by the Company or any successor or Affiliate of its obligations to the Executive under this Agreement; provided, however, that such termination by the Executive shall only be deemed for Good Reason only if: (x) the Executive gives the Company written notice of the intent to terminate for Good Reason within forty-five days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (y) the Company fails to remedy such condition(s) within thirty days following receipt of the written notice (the “Cure Period”); and (z) the Executive terminates his employment within thirty days following the end of the Cure Period. In addition, the Executive may resign prior to the expiration of this Agreement if such resignation or an alternative arrangement with respect to the Employment is approved by the Board.

(c)	Notice of Termination. Any termination of the Executive’s employment under this Section 8 hereof shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

9.	CONFIDENTIALITY AND NON-COMPETITION

(a)	Confidentiality and Non-disclosure. The Executive hereby agrees at all times during the term of his employment and after termination, to hold in the strictest confidence, and not to use, except for the benefit of the Group, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Group, its affiliates, their clients, customers or partners, and the Group’s licensors, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers (including, but not limited to, customers of the Group on whom the Executive called or with whom the Executive became acquainted during the term of his employment), supplier lists and suppliers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, licensors, licensees, distributors and other persons with whom the Group does business, information regarding the skills and compensation of other employees of the Group or other business information disclosed to the Executive by or obtained by the Executive from the Group, its affiliates, or their clients, customers or partners either directly or indirectly in writing, orally or by drawings or observation of parts or equipment, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of the Executive.

(b)	Company Property. The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with his work or using the facilities of the Group are property of the Group and subject to inspection by the Group, at any time. Upon termination of the Executive’s employment with the Company (or at any other time when requested by the Company), the Executive will promptly deliver to the Company all documents and materials of any nature pertaining to his work with the Company and will provide written certification of his compliance with this Agreement. Under no circumstances will the Executive have, following his termination, in his possession any property of the Group, or any documents or materials or copies thereof containing any Confidential Information.

(c)	Former Employer Information. The Executive agrees that he has not and will not, during the term of his employment, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement or duty to keep in confidence information acquired by Executive, if any, or (ii) bring into the premises of the Group any document or confidential or proprietary information belonging to such former employer, person or entity unless consented to in writing by such former employer, person or entity. The Executive will indemnify the Group and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)	Third Party Information. The Executive recognizes that the Group may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Group and such third parties, during the Executive’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Group’s agreement with such third party.

(e)	Non-Compete . During the Employment Term and for six (6) months after the Executive ceases to be employed by the Company for any reason, Executive shall not, directly or indirectly in the regions where the Company conducts its business: (i) manage, operate or control, or participate in the ownership, management, operation or control of, or otherwise become interested in (whether as an owner, stockholder, member, partner, lender, consultant, executive, officer, director, agent supplier, distributor or otherwise) any business offering products or services that are directly competitive with the products or services offered by the Company or any of its subsidiaries or affiliates during the last six (6) months of Executive’s employment with the Company (or, if employed for less than six months, at any time during Executive’s employment with the Company); or (ii) induce or influence any person that has a business relationship with the Company or any of its subsidiaries or affiliates with whom the Executive had material contact during the last six (6) months of the Executive’s employment with the Company (or, if employed for less than six months, at any time during Executive’s employment with the Company) to discontinue or reduce the extent of such relationship. For purposes of this Agreement, the Executive shall be deemed to be directly or indirectly interested in a business if he is engaged in that business as a stockholder, director, officer, executive, agent, member, partner, individual proprietor, consultant, advisor or otherwise, but not if Executive’s interest is limited solely to the ownership of not more than 1% of the securities of any class of equity securities of a corporation or other entity whose shares are listed or admitted to trade on a national securities exchange or are quoted on the over the counter bulletin board or similar public trading system.

(f)	No Solicitation. During the Employment Term and for twelve (12) months after Executive ceases to be employed by the Company for any reason, Executive shall not, directly or indirectly, solicit to employ, or employ for himself or others, any employee of the Company, or any subsidiary or affiliate of the Company, who was an officer, director or employee of, or consultant or advisor to, the Company, or any subsidiary or affiliate of the Company, as of the date of the termination of Executive’s employment with the Company or during the preceding six (6) month period, or solicit any such person to leave such person’s position or join the employ of, or act in a similar capacity with, another, then or at a later time. During the Term and for twelve (12) months after Executive ceases to be employed by the Company for any reason, Executive shall not solicit or take away business opportunities or clients of the Company or any subsidiary or affiliate of the Company, without the Company’s prior written permission

This Section 9 shall survive the termination of this Agreement. In the event the Executive breaches this Section 9, the Company shall have the right to seek remedies permissible under applicable law.

10.	WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from the Executive any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

11.	NOTIFICATION OF NEW EMPLOYER

In the event that the Executive leaves the employment of the Company, the Executive hereby grants consent to notification by the Company to his new employer about his rights and obligations under this Agreement.

12.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

13.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

14.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, other than any such agreement under any employment agreement entered into with a subsidiary of the Company at the request of the Company to the extent such agreement does not conflict with any of the provisions herein. The Executive acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by the Executive and the Company.

15.	REPRESENTATIONS

The Executive hereby agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Executive hereby represents that the Executive’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to his employment by the Company. The Executive has not entered into, and hereby agrees that he will not enter into, any oral or written agreement in conflict with this Section 15. The Executive represents that the Executive will consult his own consultants for tax advice and is not relying on the Company for any tax advice with respect to this Agreement or any provisions hereunder.

16.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17.	ARBITRATION

Any dispute arising out of, in connection with or relating to, this Agreement shall be resolved through arbitration conducted in New York under the auspices of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in accordance with the rules of the United Nations Commission of International Trade Law (“UNCITRAL Rules”) in effect at the time of the arbitration. There shall be one arbitrator. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party may apply to a court of competent jurisdiction for enforcement of such award.

18.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

19.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

20.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party.

21.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

22.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that such party has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has ample opportunity to do so.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

HENGGUANG HOLDING CO., LIMITED

By:	/s/
Name:	Jiulin Zhang
Title:	Chairman of the Board

Executive

Signature:	/s/

Name:	Yao-te Wang

[Signature Page to Employment Agreement]

Schedule A

The annual base salary for the Executive shall be  $[ ], payable on a monthly basis commencing from the Effective Date.